UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2025

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Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	001-39227	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256

(Address of Principal Executive Offices) (Zip Code)

(904) 296-2807

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	DUOT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective September 15, 2025,  Duos Technologies Group, Inc. (the “Company”) appointed Douglas Recker as the President of the Company.  Mr. Recker is a seasoned telecommunications and data center executive with over 30 years of experience.  Since July 2024, Mr. Recker has been the President of Duos Edge AI, Inc., a wholly-owned subsidiary of the Company, and has been a driving force behind the Company’s expansion into the Edge Data Center and colocation markets. Mr. Recker also served, since July 2024, as the Chief Commercial Officer of New APR Energy, LLC (“New APR”), with which the Company has an Asset Management Agreement and in which it has a 5% equity interest.  In connection with his appointment as President of the Company, Mr. Recker is resigning from his position with New APR and will focus solely on the Company. Mr. Recker was the President and Founder of EdgePresence LLC, an owner and operator of multi-tenant edge computing points-of-presence, from 2017 through 2023, when it was sold to Ubiquity LLC. Prior to that, from 2008 through 2014, Mr. Recker was the Founder and Chief Executive Officer of Colo5 Data Centers LLC, the owner of data center  locations serving Fortune 100 companies, which was sold to Cologix, Inc.

There are no family relationships between Mr. Recker and any director or executive officer of the Company or its subsidiaries.  There also are no transactions to which the Company is or was a participant in which Mr. Recker has a material interest subject to disclosure under Item 404(a) of Regulation S-K.  A copy of the press release announcing Mr. Recker’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company entered into an amended and restated employment agreement (the “Recker Employment Agreement”) with Mr. Recker.  The Recker Employment Agreement replaced the employment agreement Mr. Recker had entered into effective January 1, 2025 (the “Prior Agreement”).  The Recker Employment Agreement has a three-year term and will automatically renew for successive one-year periods unless either party provides at least 60 days’ notice of non-renewal.  Mr. Recker’s base salary is $325,000 per year, subject to annual review.  He is eligible for an annual performance-based bonus of up to 80% of his base salary, determined based on criteria such as revenue targets, profitability, and other key performance indicators, as recommended by the Chief Executive Officer and approved by the Board of Directors.  Under the Prior Agreement, Mr. Recker had been granted 225,000 restricted shares of the Company’s common stock under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”).  That award is subject to a three-year cliff vesting schedule, with full vesting on December 31, 2027, subject to continued employment through that date.  Under the Recker Employment Agreement, Mr. Recker received a further grant of 175,000 restricted shares of the Company’s common stock  under the 2021 Plan.  This award is also subject to a three-year cliff vesting schedule, with full vesting on September 30, 2028, subject to continued employment through that date.  The shares may also be forfeited for other events specified in the award agreements. Vesting of the restricted shares under both grants will accelerate in the event of a change of control, death or disability, termination without cause, or resignation for good reason (as defined in the award agreements).  The Recker Employment Agreement may be terminated with or without cause or by Mr. Recker for good reason.  As a full-time employee of the Company, Mr. Recker is eligible to participate in all of the Company’s benefit programs.

The foregoing description of the Recker Employment Agreement and the award agreements does not purport to be complete and is qualified by reference to the Recker Employment Agreement and award agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Also effective September 15, 2025, Christopher King resigned as Chief Operating Officer of the Company.  Mr. King also has been serving as Chief Operating Officer of New APR.  Mr. King will now focus solely on New APR.   As previously disclosed, Mr. King had received a grant of 225,000 restricted shares of common stock under the 2021 Plan, subject to a three-year cliff vesting schedule.  In connection with his move solely to New APR, Mr. King will forfeit 112,500 of these shares.  The remaining 112,500 shares will continue under the same vesting schedule, but are subject to Mr. King remaining employed by New APR through the vesting date of December 31, 2027.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, made and entered into as of September 15, 2025, between Duos Technologies Group, Inc. and Frank D. Recker
10.2	Equity Award Agreement, made and entered into as of January 1, 2025, between Duos Technologies Group, Inc. and Frank D. Recker
99.1	Press Release dated September 15, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: September 15, 2025	By:	/s/ Adrian G. Goldfarb
Adrian G. Goldfarb Chief Financial Officer